Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the AGL Resources Inc., AGL Capital Corporation, and AGL Capital Trust II’s Form S-3 and related Prospectus for the registration of Debt Securities, Guarantee of Debt Securities, Trust Preferred Securities, Guarantee with respect to the Trust Preferred Securities, Junior Subordinated Debentures, Guarantee with respect to the Junior Subordinated Debentures, Common Stock, Preferred Stock, Purchase Contracts, Guarantee of and to the incorporation by reference therein of Purchase Contracts, Warrants, Guarantee of Warrants, Units, and Guarantee of Units of our report dated February 4, 2005, with respect to the financial statements of SouthStar Energy Services LLC included in AGL Resources Inc.’s Annual Report  (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
August 15, 2007